Exhibit 1.01

Conflict Minerals Report

For the Year ended December 31, 2017

Part I. Introduction

This is the Conflict Minerals Report (“Report”) of Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) for calendar year 2017, prepared and submitted in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions of the terms used in this Report, unless otherwise defined herein.

Conflict Minerals Policy Statement

On 22 August 2012, the U.S. Securities and Exchange Commission issued its rule on conflict minerals (“Conflict Minerals Rule”) in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act and related rules require certain companies to disclose the extent to which the products they manufacture or contract to manufacture contain conflict minerals sourced from the Democratic Republic of the Congo (“DRC”) or adjoining countries. Conflict minerals include tantalum, tin, tungsten and gold, which are used in many electronic components and medical devices specifically for patient safety and reliability.

As a multinational specialty pharmaceutical and medical device company that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter products, and medical devices, Valeant Pharmaceuticals International, Inc. promotes the traceability of these minerals and the transparency of our supply chain. Valeant firmly believes that our customers should be fully informed about our products.

With respect to those limited aspects of Valeant’s business that manufacture or contract to manufacture products that do contain tantalum, tin, tungsten and/or gold, which are necessary for the safe functionality of the product, Valeant endeavors not to purchase products that contain conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or adjoining countries. Valeant expects its portfolio of suppliers to source conflict minerals only from responsible sources. We fully understand the importance of this issue to our customers and are committed to supply chain initiatives and overall corporate social responsibility and sustainability efforts that promote a supply chain that is free of conflict minerals that directly or indirectly finance or benefit armed groups in the DRC or adjoining countries.

The Conflict Minerals Policy Statement can be found on the Company’s website at the following address: http://www.valeant.com/responsibility/conflict-minerals-statement.

Part II. Reasonable Country of Origin Inquiry

Valeant has taken several steps to conduct a Reasonable Country of Origin Inquiry. We have:

•	Assigned accountability to support Valeant’s global conflict minerals program;

•	Adopted a Conflict Minerals Policy Statement (included in its entirety in Part I of this Report);

•	Employed a risk-based approach to identify specific types of products that had a higher likelihood of containing conflict minerals. This approach included:

•	Discussions with internal stakeholders, including Supply Chain, Procurement, Regulatory, Quality Control, and Manufacturing personnel;

•	Reviews of certain product ingredient lists, product formulations or equipment components; and

•	Reviews of prior year responses from internal manufacturing sites and external suppliers regarding the use of conflict minerals in Valeant’s products.

•	Placed additional focus on those products determined to be of higher risk, including enhanced follow-up with the relevant suppliers regarding usage of conflict minerals (refer to Part III below for additional information);

•	Evaluated our internally manufactured products to determine if conflict minerals are necessary to the functionality or production of those products;

•	Surveyed external suppliers to determine if the products supplied to Valeant contain conflict minerals; and

•	Created a process to determine the country of origin for those products which were found to contain conflict minerals.

As described in Part III below, Valeant undertook additional due diligence measures to determine the status of the conflict minerals that are necessary to the functionality or production of its products.

Part III. Due Diligence

Valeant has designed its due diligence program to conform, in all material respects, with the Organisation of Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2013) (“OECD Framework”), an internationally recognized due diligence framework.

Valeant performed the following due diligence measures:

•	Established a cross-functional internal task force with responsibilities including, among others:

•	Designing an overall approach to ensure conflict minerals compliance;

•	Considering measures to further promote awareness and transparency around the use of conflict minerals in Valeant’s products;

•	Reassessing, at least annually, Valeant’s Conflict Minerals Policy Statement;

•	Coordinating a risk-based assessment to determine those products sold by Valeant which have a higher risk of containing conflict minerals and, as a result of this assessment, it was determined that certain ophthalmic surgical equipment and products, certain aesthetics equipment, and certain delivery devices for injectable products, carry a higher risk as compared to our other products; and

•	Monitoring the progress of responses, and related follow-up procedures, to internal and external surveys regarding the use of conflict minerals.

•	Engaged external advisers to assist and consult on the conflict minerals due diligence and reporting process;

•	Used the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (created by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative) (the “Template”) to survey our internal manufacturing sites and external suppliers for information concerning whether conflict minerals are necessary to the functionality or production of Valeant’s products and the source and chain of custody of any conflict minerals in our supply chain.

•	For certain products, our internal manufacturing sites also reviewed ingredient lists to determine whether such products contained conflict minerals.

•	Communicated with suppliers to determine the source of the conflict minerals for the products that do necessitate conflict minerals.

Part IV. Due Diligence Results

Valeant has determined, in good faith, that, for calendar year 2017, a small portion of its product portfolio, including certain aesthetics devices, ophthalmic hand pieces, ophthalmic instruments, ophthalmic surgical devices and delivery devices for injectable products, require tin, tungsten, tantalum or gold for their production or functionality (as described in Part V below, the original sources of the conflict minerals within these products have not yet been determined). The revenue in 2017 from such products represented a small percentage of Valeant’s total 2017 consolidated revenue.

For the 2017 reporting year, Valeant distributed approximately 43 Templates to its internal manufacturing sites and received responses from all such sites. In addition, Valeant distributed approximately 472 Templates to external suppliers of our products and received responses from the majority of such suppliers. For those external suppliers that have been unresponsive, Valeant has performed multiple follow-ups and will continue to proactively follow-up via e-mail and/or telephone with such suppliers.

Part V. Risk Mitigation / Future Due Diligence Measures

For the products that contain conflict minerals, Valeant is multiple steps removed from the facilities used to process the necessary conflict minerals that are contained in its products. As a result, Valeant continues to work to determine the country of origin of the conflict minerals.

Valeant is working with the third party suppliers of these product components, which are unable at this time to determine the original sources of the conflict minerals and thus are unable to state if the conflict minerals were sourced from the DRC or an adjoining country nor provide the names of the smelters or refineries used to process those minerals.

As described above, Valeant is continuing its due diligence efforts to determine the source of the conflict minerals necessary for the production or functionality of its products. We are continuing to work with our suppliers to identify and validate the country of origin of the conflict minerals and the associated facilities used for processing. Going forward, we will continue to reassess our process and explore additional measures to further enhance our process.

Forward-looking Statements

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information within the meaning defined under applicable

Canadian securities legislation (collectively, “forward-looking statements”). These forward-looking statements include, but are not limited to, statements regarding our policies and practices respecting conflict minerals and our related due diligence initiatives. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators (the “CSA”) and the other assumptions, risks and uncertainties as detailed from time to time in Valeant’s filings with the SEC and the CSA, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes, except as required by law.